Exhibit 99.1

For Immediate Release	Contact:	David F. Kirby
Hudson Highland Group
212-351-7216
david.kirby@hudson.com

Hudson Highland Group Completes Sale of its Netherlands

Reintegration Subsidiary

NEW YORK, NY – December 20, 2007 – Hudson Highland Group, Inc. (Nasdaq: HHGP) today announced that it has completed the sale of its Dutch reintegration subsidiary, Hudson Human Capital Solutions B.V., to Workx! Holding B.V. (“Workx”) for $0.7 million in cash and up to approximately $0.3 million in earn out consideration. Workx is controlled by the former Hudson leadership of this business.

The deal was completed on December 14, 2007. Hudson Highland Group will record a gain on the sale of approximately $5.0 million, including $7.4 million in accumulated foreign currency translation gains. The company will treat the business as a discontinued operation, effective as of December 1, 2007. Given the current size of the reintegration business, this transaction has no material impact on the company’s guidance for the fourth quarter of 2007.

The divestiture is in line with Hudson’s strategy of focusing on specialized professional recruitment. This business trades only in the Dutch reintegration market which helps those without employment rejoin the labor market through innovative skills training. Changes in Dutch legislation in recent years have led to a decline in demand for this business line, with revenue down 40 percent in 2006 from 2005 and 22 percent in the nine months ended September 30, 2007 from the same 2006 period.

For the nine months ended September 30, 2007, this business reported revenue of $10.8 million, gross margin of $4.9 million and operating income of $0.2 million. For the nine months ended September 30, 2006, this business reported revenue of $13.9 million, gross margin of $6.1 million and operating income of $0.0 million. For the nine months ended September 30, 2005, this business reported revenue of $24.1 million, gross margin of $11.5 million and operating income of $1.6 million.

For the year ended December 31, 2006, this business reported revenue of $18.7 million, gross margin of $8.9 million and operating income of $1.1 million. For the year ended December 31, 2005, this business reported revenue of $30.9 million, gross margin of $15.0 million and operating income of $2.4 million.

Hudson Highland Group

Hudson Highland Group, Inc. is a leading provider of permanent recruitment, contract professionals and talent management services worldwide. From single placements to total outsourced solutions, Hudson helps clients achieve greater organizational performance by assessing, recruiting, developing and engaging the best and brightest people for their businesses. The company employs more than 3,600 professionals serving clients and candidates in more than 20 countries. More information is available at www.hudson.com.